NEWS RELEASE
April 07, 2015                                                                          Contact:  Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                                                                               (301) 429-4638
Washington, DC

RADIO ONE, INC. ANNOUNCES PRICING OF PRIVATE OFFERING OF $350 MILLION OF SENIOR SECURED NOTES DUE 2022 AND OF NEW SENIOR SECURED CREDIT FACILITY

WASHINGTON, DC - Radio One, Inc. (the “Company” or “Radio One”) (NASDAQ: ROIAK and ROIA), announced today that it has priced its previously announced private offering of $350 million in aggregate principal amount of 7.375% senior secured notes due 2022 (the “Notes”). The price to investors will be 100.0% of the principal amount of the Notes. The issuance of the Notes is expected to occur on or about April 17, 2015, subject to customary closing conditions. The Notes will be guaranteed, jointly and severally, on a senior secured basis by the Company’s existing and future domestic subsidiaries, including TV One, LLC (“TV One”), and any other subsidiaries that guarantee any of its new $350 million senior secured credit facility (the “New Credit Facility”) to be entered into concurrently with the closing of the Notes, other syndicated bank indebtedness or capital markets securities. The Notes and the related guarantees will be senior secured obligations of the Company and the guarantors.

The Company intends to use the net proceeds from the offering, along with term loan borrowings under the New Credit Facility, to refinance its existing senior secured credit facility, refinance outstanding indebtedness of its subsidiaries TV One and TV One Capital Corp., finance the previously announced purchase of the membership interest of an affiliate of Comcast Corporation in TV One and pay the related accrued interest, premiums, fees and expenses associated therewith.  The Company expects that interest payable on the term loan under the New Credit Facility will be LIBOR plus 4.5%. The lead arranger for the New Credit Facility has fully allocated the term loan.

The Notes and the related guarantees will be offered only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act and to certain persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering circular.

Cautionary Information Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements represent management’s current expectations and are based upon information available to the Company at the time of this press release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially are described in the Company’s reports on Forms 10-K and 10-Q and other filings with the SEC.

SOURCE Radio One, Inc.

Peter D. Thompson, EVP and CFO, 301-429-4638